Exhibit 107

Calculation of Filing Fee Tables

Form 424(b)(2)
(Form Type)

GXO Logistics, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

The prospectus supplement to which this Exhibit is attached is a final prospectus for the related offerings. The maximum aggregate amount of those offerings is $1,100,000,000.

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate (per million)	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Debt	6.250% Notes due 2029	Rule 457(r)	$600,000,000	99.459%	$596,754,000	$147.60	$88,080.89
	Debt	6.500% Notes due 2034	Rule 457(r)	$500,000,000	98.860%	$494,300,000	$147.60	$72,958.68
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A

Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A		N/A		N/A	N/A	N/A	N/A	N/A

Total Offering Amounts						$ 1,091,054,000		$161,039.57
Total Fees Previously Paid						---		---
Total Fee Offsets						---		---
Net Fee Due						$1,091,054,000		$161,039.57